As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-61487

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORWOOD FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2828306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Main Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Norwood Financial Corp.

Stock Option Plan

(Full Title of the Plan)

Lewis J. Critelli

President and Chief Executive Officer

717 Main Street

Honesdale, Pennsylvania 18431

(570) 253-1455

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James C. Stewart, Esq.

Richard Fisch, Esq.

Jones Walker, LLP

1227 25th Street, N.W.

Suite 200 West

Washington, D.C. 20037

(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall become effective automatically upon the date of filing, in accordance with Rule 464 under the Securities Act of 1933.

EXPLANATORY NOTE

Norwood Financial Corp. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) in order to deregister certain shares of its common stock, $0.10 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on August 14, 1998, relating to the registration of 500,000 shares of the Common Stock issuable under the Norwood Financial Corp. Stock Option Plan.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of the Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement and the offering thereunder.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Honesdale in the Commonwealth of Pennsylvania, on the 15th day of May, 2019.

NORWOOD FINANCIAL CORP.

By:	/s/ Lewis J. Critelli
Lewis J. Critelli
President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 15th day of May, 2019.

/s/ Lewis J. Critelli	/s/ William W. Davis, Jr.*
Lewis J. Critelli President, Chief Executive Officer and Director (Principal Executive Officer)	William W. Davis, Jr. Director

/s/ Andrew A. Forte	/s/ Susan Campfield
Dr. Andrew A. Forte Director	Susan Campfield Director

/s/ Joseph W. Adams	/s/ Meg L. Hungerford
Joseph W. Adams Director	Meg L. Hungerford Director

/s/ Ralph A. Matergia	/s/ Dr. Kenneth A. Phillips*
Ralph A. Matergia Director	Dr. Kenneth A. Phillips Director

/s/ Kevin M. Lamont	/s/ William S. Lance
Kevin M. Lamont Director	William S. Lance Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By:
/s/ Lewis J. Critelli
Lewis J. Critelli
Attorney-in-fact